PRICING SUPPLEMENT NO. 100                                      Rule 424 (b)(3)
DATED: May 28, 1998                                          File No. 333-43565
(To Prospectus dated Janaury 21, 1998
and Prospectus Supplement dated January 21, 1998)


                                 $7,096,595,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B
             WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE


Principal Amount: $5,000,000  Floating Rate Notes [_]    Book Entry Notes [x]

Original Issue Date: 6/12/98  Fixed Rate Notes [x]       Certificated Notes [_]

Maturity Date: 6/12/2013

Option to Extend Maturity:    No  [x]

                              Yes [_]   Final Maturity Date:



                                            Optional          Optional
                         Redemption         Repayment         Repayment
Redeemable On            Price(s)           Date(s)           Price(s)
-------------            -----------        ---------         ----------

*                        N/A                N/A               N/A


Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:  0.00%

Interest Payment Dates: **

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                          Maximum Interest Rate:

[_]         Commercial Paper Rate             Minimum Interest Rate:

[_]         Federal Funds Rate                Interest Reset Date(s):

[_]         Treasury Rate                     Interest Reset Period:

[_]         LIBOR Reuters                     Interest Payment Date(s):

[_]         LIBOR Telerate

[_]         Prime Rate

[_]         CMT Rate

Initial Interest Rate:                        Interest Payment Period:

Index Maturity:

Spread (plus or minus):



* Commencing June 12, 2000 and on semi-annual dates thereafter, the Notes may be called, in whole but not in part, at varying prices (see Schedule A below) at the option of the Company on ten days' calendar notice.

**       At maturity or call.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                                   SCHEDULE A
                                   ----------


Year 2:                 40.121               Year 8.5:                 63.341
Year 2.5:               41.555               Year 9:                   65.606
Year 3:                 43.041               Year 9.5:                 67.951
Year 3.5                44.580               Year 10:                  70.380
Year 4:                 46.173               Year 10.5:                72.896
Year 4.5:               47.824               Year 11:                  75.502
Year 5:                 49.534               Year 11.5:                78.202
Year 5.5:               51.305               Year 12:                  80.997
Year 6:                 53.139               Year 12.5:                83.893
Year 6.5:               55.038               Year 13:                  86.892
Year 7:                 57.006               Year 13.5                 89.998
Year 7.5:               59.044               Year 14:                  93.216
Year 8:                 61.155               Year 14.5:                96.548
                                             Year 15:                  100.000





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